Exhibit 99.1

Square Names Anna Patterson, Founder and Managing Partner of Google’s Gradient Ventures,

to Board of Directors

SAN FRANCISCO, CA — November 2, 2017 — Today Square announced that Anna Patterson, Founder and Managing Partner of Gradient Ventures, Google’s AI-focused venture fund, and a Vice President of Engineering at Google, has joined its Board of Directors.

“Square has long recognized the potential for artificial intelligence to help expand access to the economy and level the playing field for business owners,” said Patterson. “I was drawn to Square’s passion for making tools that foster inclusion, and I’m looking forward to contributing to this work.”

“As an accomplished leader in the field of AI and a serial entrepreneur, Anna is a perfect fit for Square,” said Jack Dorsey, CEO of Square. “She’ll be a tremendous resource for us as we leverage machine learning and deep learning for the good of our sellers, and we are thrilled to welcome her to the Board.”

Patterson is the Founder and Managing Partner at Gradient Ventures and oversees the fund’s investments and activities. Patterson is a Vice President of Engineering at Google and most recently helped to integrate AI into products across Google. Previously, she led teams in Android scaling up the Google Play infrastructure to serve over a billion phones. She helped launch Google Play, the world’s largest digital goods marketplace, and eventually led the product’s search, infrastructure, and recommendations horizontals, as well as the Books vertical. Patterson was the principal architect and inventor of TeraGoogle, Google’s search serving system, which increased the index size over 10X at the time of launch. She also helped lead search ranking efforts through Google’s IPO to determine the top ten search results.

Patterson co-founded Cuil, a clustering-based search engine, and wrote Recall.archive.org, the first keyword-based search engine and the largest index of the Internet Archive. She wrote “Why writing your own search engine is hard” in the ACM Queue detailing this experience. Prior to that, Patterson co-authored a search engine at Xift, where she was a co-founder.

Patterson received her Ph.D. in Computer Science from the University of Illinois at Urbana-Champaign, then became a Research Scientist at Stanford University in Artificial Intelligence, where she worked with one of the founders of AI, John McCarthy, and his wife, Carolyn Talcott.

Square’s Board of Directors also includes Jack Dorsey, Roelof Botha, Paul Deighton, Randy Garutti, Jim McKelvey, Mary Meeker, Naveen Rao, Ruth Simmons, Larry Summers, and David Viniar.

About Square, Inc.

Square, Inc. (NYSE:SQ) creates tools that help sellers start, run, and grow their businesses. Square enables sellers to accept card payments and also provides reporting and analytics, next-day settlement, and chargeback protection. Square’s point-of-sale software and other business services help sellers manage inventory, locations, and employees; access financing; engage customers; and grow sales. Square Cash is an easy way for businesses and individuals to send and receive money, and Caviar is a food ordering service for popular restaurants. Square was founded in 2009 and is headquartered in San Francisco, with offices in the United States, Canada, Japan, Australia, Ireland, and the UK.

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